Exhibit 2.1






                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               THE SHAREHOLDERS OF

                                  TACTIX, INC.

                                       AND

                            INCENTRA SOLUTIONS, INC.



                          DATED AS OF SEPTEMBER 1, 2006



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

RECITALS                                                                      8

ARTICLE I
PURCHASE AND SALE OF SHARES                                                   8

         SECTION 1.1.      PURCHASE AND SALE OF SHARES                        8
         SECTION 1.2.      CONSIDERATION                                      8
         SECTION 1.3       CLOSING                                            10

ARTICLE II
REPRESENTATIONS AND WARANTIES OF THE COMPANY                                  11

         SECTION 2.1       ORGANIZATION, STANDING AND CORPORATE POWER         11
         SECTION 2.2       SUBSIDIARIES                                       11
         SECTION 2.3       CAPITAL STRUCTURE                                  11
         SECTION 2.4       AUTHORITY; NONCONTRAVENTION                        12
         SECTION 2.5       FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES      13
         SECTION 2.6       MATERIAL CONTRACTS                                 15
         SECTION 2.7       PERMITS; COMPLIANCE WITH APPLICABLE LAWS           16
         SECTION 2.8       ABSENCE OF LITIGATION                              17
         SECTION 2.9       TAX MATTERS                                        17
         SECTION 2.10      EMPLOYEE BENEFIT PLANS                             19
         SECTION 2.11      LABOR MATTERS                                      22
         SECTION 2.12      ENVIRONMENTAL MATTERS                              23
         SECTION 2.13      INTELLECTUAL PROPERTY                              24
         SECTION 2.14      INSURANCE MATTERS                                  26
         SECTION 2.15      TRANSACTIONS WITH AFFILIATES                       27
         SECTION 2.16      VOTING REQUIREMENTS                                27
         SECTION 2.17      BROKERS                                            27
         SECTION 2.18      REAL PROPERTY                                      27
         SECTION 2.19      TANGIBLE PERSONAL PROPERTY                         28
         SECTION 2.20      INVESTMENT COMPANY                                 28
         SECTION 2.21      BOARD APPROVAL                                     28
         SECTION 2.22      BOOKS AND RECORDS                                  28
         SECTION 2.23      STATUS OF SHARES BEING TRANSFERRED                 28
         SECTION 2.24      CONTRACTS                                          29
         SECTION 2.25      GUARANTIES                                         30
         SECTION 2.26      DISCLOSURE                                         30
         SECTION 2.27      FORMER SHAREHOLDER UCC TERMINATION                 30


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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER                                   30

         SECTION 3.1       ORGANIZATION; STANDING AND CORPORATE POWER         30
         SECTION 3.2       AUTHORITY; NONCONTRAVENTION                        31
         SECTION 3.3       VOTING REQUIREMENTS                                31
         SECTION 3.4       BROKERS                                            31
         SECTION 3.5       BOARD AND OTHER APPROVALS                          31
         SECTION 3.6       ADDITIONAL REPRESENTATIONS                         31
         SECTION 3.7       LITIGATION                                         32

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS                                     32

         SECTION 4.1       CONDUCT OF BUSINESS BY THE COMPANY                 32
         SECTION 4.2       NOTICES OF CHANGES                                 34
         SECTION 4.3       NO SOLICITATION BY THE COMPANY                     34
         SECTION 4.4       CONDUCT OF BUSINESS BY PURCHASER                   35
         SECTION 4.5       TRANSITION                                         35

ARTICLE V
ADDITIONAL AGREEMENTS                                                         35

         SECTION 5.1       ACCESS TO INFORMATION; CONFIDENTIALITY             35
         SECTION 5.2       COMMERCIALLY REASONABLE EFFORTS                    36
         SECTION 5.3       FEES AND EXPENSES                                  36
         SECTION 5.4       PUBLIC ANNOUNCEMENTS                               36
         SECTION 5.5       SHAREHOLDERS COVENANT NOT TO COMPETE               36
         SECTION 5.6       SHAREHOLDER REPRESENTATIVE                         37
         SECTION 5.7       NO TAX ELECTION                                    37
         SECTION 5.8       CANCELLATION OF LINSE OPTION                       37

ARTICLE VI
CONDITIONS PRECEDENT                                                          37

         SECTION 6.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO
                           EFFECT THE PURCHASE                                38
         SECTION 6.2       CONDITIONS TO OBLIGATIONS OF PURCHASER             38
         SECTION 6.3       CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS      40
         SECTION 6.4       FRUSTRATION OF CLOSING CONDITIONS                  41

ARTICLE VII
INDEMNIFICATION; ARBITRATION                                                  41

         SECTION 7.1       INDEMNIFICATION                                    41
         SECTION 7.2       CLAIMS AND PROCEDURE                               43
         SECTION 7.3       ARBITRATION                                        45


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ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER                                             45

         SECTION 8.1       TERMINATION                                        45
         SECTION 8.2       EFFECT OF TERMINATION                              46
         SECTION 8.3       AMENDMENT                                          47
         SECTION 8.4       EXTENSION; WAIVER                                  47

ARTICLE IX
GENERAL PROVISIONS                                                            47

         SECTION 9.1       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                           AGREEMENTS                                         47
         SECTION 9.2       NOTICES                                            47
         SECTION 9.3       DEFINITIONS                                        48
         SECTION 9.4       INTERPRETATION                                     49
         SECTION 9.5       COUNTERPARTS                                       49
         SECTION 9.6       ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES     50
         SECTION 9.7       GOVERNING LAW                                      50
         SECTION 9.8       ASSIGNMENT                                         50
         SECTION 9.9       HEADINGS                                           50
         SECTION 9.10      SEVERABILITY                                       50
         SECTION 9.11      ENFORCEMENT                                        50


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                                    EXHIBITS

Exhibit A - Form of Employment Agreements

Exhibit B - Form of Legal Opinion of Counsel to the Company and Shareholders



                                    SCHEDULES

Schedule 1.2(c)

Company Disclosure Schedule


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INDEX OF DEFINED TERMS



DEFINED TERMS                                             SECTION DEFINED
-------------                                             ---------------

affiliate                                                 Section 9.3(a)
Agreement                                                 Preamble
Closing                                                   Section 1.4
Closing Date                                              Section 1.4
Code                                                      Section 2.9(e)
Company                                                   Preamble
Company Acquisition Proposal                              Section 4.3(a)
Company Certificate of Incorporation                      Section 2.3(b)
Company Common Stock                                      Section 2.3(a)
Company Disclosure Schedule                               Article II
Company Financial Statements                              Section 2.5(a)
Company IP Agreements                                     Section 2.13(g)
Company Material Contracts                                Section 2.6(b)
Company Permitted Lien                                    Section 2.19
Competing Business                                        Section 5.6
Dispute                                                   Section 7.3
Employee Plans                                            Section 2.10(a)
Employment Agreements                                     Section 6.2(e)
encumbrance                                               Section 9.3(b)
Environmental Laws                                        Section 2.12(d)(i)
Environmental Permits                                     Section 2.12(d)(ii)
ERISA                                                     Section 2.10(a)
ERISA Affiliate                                           Section 2.10(a)
Fiduciary                                                 Section 2.10(e)
GAAP                                                      Section 1.4
Government Entities                                       Section 2.4(c)
Governmental Entity                                       Section 2.4(c)
Hazardous Substances                                      Section 2.12(d)(iii)
indemnified party                                         Section 7.2(a)
indemnifying party                                        Section 7.2(a)
Intellectual Property                                     Section 2.13(a)
IRS                                                       Section 2.10(g)
knowledge                                                 Section 9.3(c)
Liens                                                     Section 2.4(d)
material adverse change                                   Section 9.3(d)
material adverse effect                                   Section 9.3(d)
Multi-Employer Plans                                      Section 2.10(d)
Net Working Capital                                       Section 1.4
Other Company Documents                                   Section 2.7(c)
Permits                                                   Section 2.7(a)


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person                                                    Section 9.3(e)
Purchaser                                                 Preamble
Purchaser Common Stock                                    Section 3.2(a)
Purchaser Employee Stock Options                          Section 3.2(a)
Purchaser Indemnified Parties                             Section 7.1(a)
Purchaser Losses                                          Section 7.1(a)
Purchaser SEC Documents                                   Section 3.4(a)
Purchaser Preferred Stock                                 Section 3.2(a)
Purchaser Stock Plans                                     Section 3.2(a)
Release                                                   Section 2.12(d)(iv)
Requisite Regulatory Approvals                            Section 6.1(b)
Restraints                                                Section 6.1(c)
Sarbanes Oxley Act                                        Section 3.9
SEC                                                       Section 3.4(a)
Securities Act                                            Section 2.24(a)
Seller Indemnified Parties                                Section 7.1(b)
Seller Losses                                             Section 7.1(b)
Shareholders                                              Preamble
Shares                                                    Recitals
Software                                                  Section 2.13(a)
subsidiary                                                Section 9.3(f)
Tangible Personal Property                                Section 2.19
Tax                                                       Section 2.9(i)(i)
Taxes                                                     Section 2.9(i)(i)
Tax Return                                                Section 2.9(i)(ii)
Third Party Rights                                        Section 2.13(d)


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


                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement") dated as of September 1, 2006, by and between INCENTRA SOLUTIONS, INC., a Nevada corporation ("Purchaser"), and the persons whose names and signatures appear at the end of this Agreement, all of whom are shareholders of TACTIX, INC., an Oregon corporation (the "Company"), referred to collectively as "Shareholders" and individually as "Shareholder."

                                    RECITALS

     WHEREAS, Shareholders own all of the outstanding shares of capital stock (the "Shares") of the Company;

     WHEREAS, Shareholders intend to sell and Purchaser intends to purchase the Shares;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

     SECTION 1.1. PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, Shareholders agree to sell, convey, assign and transfer, and Purchaser agrees to purchase, the Shares, free and clear of all Encumbrances (as defined in Section 9.3(b) hereof) for the purchase price of Three Million Six Hundred Thousand Dollars ($3,600,000) (the "Purchase Price"), payable in cash. At the Closing (as defined in Section 1.3) each Shareholder will transfer to Purchaser the Shares owned by each Shareholder as listed after his or her name in Section 2.3(a) of the Company Disclosure Schedule, which together will constitute all of the issued and outstanding Shares of the Company.

     SECTION 1.2. CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment and transfer of the Shares to Purchaser at the Closing, Purchaser agrees to:

     (a) Pay to Silicon Valley Bank the sum of Four Hundred Fifty One Thousand Six Hundred Seven and 41/100 Dollars ($451,607.41);


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     (b) Pay to each Shareholder his or her pro rata share, as defined below, by wire transfer to the Tonkon Torp LLP Lawyer Trust Account, of Two Million Seven Hundred Eighty Eight Thousand Three Hundred Ninety Two and 59/100 Dollars ($2,788,392.59) at the Closing; and

     (c) Purchaser shall withhold the remaining Three Hundred Sixty Thousand ($360,000) of the Purchase Price (the "Withheld Purchase Price"), which shall be payable as follows:

          (i) As promptly as practicable, but no later than thirty (30) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Shareholders Representative (as defined under Section 5.6 below) a closing statement (the "Closing Statement") presenting the Net Working Capital (defined in accordance with generally accepted accounting principles ("GAAP") as current assets minus current liabilities) as of the end of business on the Closing Date ("Closing Net Working Capital"). The Net Working Capital will be computed in a manner consistent with the net working capital computation prepared by the Company at July 31, 2006 and attached hereto as Schedule 1.2(c). Accounts receivable included within Net Working Capital for this purpose shall be valued at face value if the maturity is ninety (90) days or less and at zero (0) if the maturity is ninety (90) days or more. Shareholders Representative shall have fifteen
     (15) days from receipt of the Closing Statement to dispute the calculation of Net Working Capital by Purchaser. In the event Shareholders and Purchaser are not able to agree within thirty (30) days of receipt of the statement by the Shareholders Representative on such calculation, it shall be submitted to a mutually agreed upon independent public accounting firm for final resolution in accordance with the guidelines as provided herein.

          (ii) The independent accounting firm selected by Purchaser and Shareholders Representative will be a firm with offices in more than one location. Each party may present financial information to the accounting firm for review within ten (10) days of selection of the firm provided that all such information is simultaneously provided to the other party. No such firm will be engaged that does not undertake to provide its final determination within thirty (30) days of submission of all materials to be reviewed. The decision of the selected accounting firm will be presented in a written report to include the basis for all adjustments made to the Closing Statement. The fees of the accounting firm will be paid one-half by the Purchaser and one-half by the Shareholders.

          (iii) In the event Closing Net Working Capital is negative, such negative amount shall be referred to herein as the "NWC Deficit". If such NWC Deficit is greater than Two Hundred Thousand Dollars ($200,000), then the Purchase Price shall be reduced by the amount such NWC Deficit


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     exceeds Two Hundred Thousand Dollars ($200,000) (the "Excess NWC Deficit").
     In the event the NWC Deficit is less than Two Hundred Thousand Dollars ($200,000), the Purchase Price shall be increased by the difference in the NWC Deficit and Two Hundred Thousand Dollars ($200,000) (the "Purchase
     Price Increase Amount"). The Withheld Purchase Price shall be adjusted by subtracting from Three Hundred Sixty Thousand Dollars ($360,000) any Excess NWC Deficit or by adding to Three Hundred Sixty Thousand Dollars ($360,000) any Purchase Price Increase Amount, as applicable (the "Adjusted Withheld Purchase Price").

          (iv) Forty-five (45) days after the Closing Date, Purchaser shall pay to each Shareholder his or her pro rata share of One Hundred Eighty Thousand Dollars ($180,000) plus the full amount of any Purchase Price Increase Amount if the Withheld Purchase Price has increased, or one-half of the Adjusted Withheld Purchase Price if there is an Excess NWC Deficit.

          (v) Ninety (90) days after the Closing Date, the Adjusted Withheld Purchase Price shall be increased by the amount of (1) accounts receivable which were over ninety (90) days as of the Closing Date collected between the Closing Date and the date ninety (90) days after the Closing Date (the "Over 90 Collections") and (2) the amount of credits to customers and vendors outstanding as of the Closing Date that were removed from such customer and vendor accounts between the Closing Date and the date ninety
     (90) days after the Closing Date (the "Removed Credits"). Purchaser shall then pay to each Shareholder, from the newly calculated Adjusted Withheld Purchase Price, his or her pro rata share of an amount equal to the sum of the Over 90 Collections and the Removed Credits; provided, however, the total of the payments made pursuant to Section 1.2(c)(iv) above and this
     Section 1.2(c)(v) shall not exceed one-half of the newly calculated Adjusted Withheld Purchase Price.

          (vi) Six (6) months after the Closing Date, Purchaser shall pay to each Shareholder his or her pro rata share of the remaining Adjusted Withheld Purchase Price less any amounts claimed by Purchaser as indemnification for Purchaser Losses as provided for in Article VII hereof.

          (vii) Any amounts payable under this subsection (c) will bear interest at ten percent (10%) per annum from the due date, when determined, until paid if not paid within ten (10) days of the date payable.

     (d) For purposes of this Agreement, a Shareholder's pro rata share shall be such Shareholder's percentage interest in the total number of the Shares as set forth on Section 2.3(a) of the Disclosure Schedule.

     SECTION 1.3. CLOSING. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Purchase contained in


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Article VI hereof, the closing of the Purchase (the "Closing") shall take place at 10:00 a.m., Denver time, on a date specified by the parties (the "Closing Date"), which date shall not be later than the third business day following satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Purchase contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto; provided that in all events, the Closing Date shall not be later than September 15, 2006. The Closing will be held at the offices of Purchaser, located at 1140 Pearl Street, Boulder, CO 80302 or at such other location as is agreed to by the parties hereto.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule delivered by the Company to Purchaser prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "Company Disclosure Schedule"), the Shareholders hereby represent and warrant to Purchaser as follows:


     SECTION 2.1 ORGANIZATION, STANDING AND CORPORATE POWER.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the requisite corporate power and authority to carry on its business as presently being conducted. The Company is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

     (b) The Company has delivered or made available to Purchaser prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws of the Company each as in effect at the date of this Agreement.

     SECTION 2.2 SUBSIDIARIES. The Company has no subsidiaries whether consolidated or unconsolidated. Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

     SECTION 2.3. CAPITAL STRUCTURE. As of the date hereof:

     (a) (i) The only class of capital stock authorized by the Company is common stock ("Company Common Stock"); (ii) Ten Thousand (10,000) shares of


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Company Common Stock are authorized and 680.3403 shares of Company Common Stock are issued and outstanding, all held by Shareholders in the amounts set forth next to their respective names in Section 2.3(a) of the Company Disclosure Schedule; and (iii) no shares of Company Common Stock are held by the Company in its treasury and no shares of Company Common Stock are held by subsidiaries of the Company


     (b) Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company's Articles of Incorporation (the "Company Certificate of Incorporation") or any agreement to which the Company is a party or by which the Company may be bound.


     (c) Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock of the Company.


     SECTION 2.4. AUTHORITY; NONCONTRAVENTION.


     (a) Shareholders have the power, authority and legal capacity to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Shareholders in connection herewith and to consummate the transactions contemplated hereby and thereby. All acts and proceedings required to be taken by or on the part of Shareholders to authorize Shareholders to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Shareholders in connection herewith and to consummate the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement, and the other agreements to be executed and delivered by Shareholders in connection herewith when so executed and delivered will constitute valid and binding agreements, of Shareholders.


     (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of the Company Certificate of Incorporation or by-laws, (ii) any material loan or credit agreement, note, mortgage, indenture, lease or other material agreement or (iii) material instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.


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

     (c) The execution, delivery and performance by the Shareholders of this Agreement and the consummation of the purchase and sale of the Shares by the Shareholders require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency, official or authority (each, a "Governmental Entity", collectively "Government Entities").


     (d) The execution and delivery of this Agreement and the consummation of the purchase and sale of the Shares will not result in the creation of any pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") upon any asset of the Company.


     (e) Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the Governmental Entities referred to in (d) above) under any Company Material Contract is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by the Shareholders or the consummation of the purchase and sale of the Shares.


     SECTION 2.5. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.


     (a) The Company has furnished to the Purchaser true, correct and complete copies of a balance sheet, income statement, statement of cash flows and statement of stockholders' equity for each of the fiscal years ended December 31, 2004 and December 31, 2005 reviewed by the Company's independent accountants, and a Company balance sheet and income statement for the six
(6)months ended June 30, 2006 (collectively, the "Company Financial Statements"). Except as set forth in Section 2.5(a) of the Company Disclosure Schedule, the Company Financial Statements fairly present in all material respects the financial condition of the Company and its subsidiaries as at the respective dates thereof.


     (b) Except for liabilities (i) set forth in Section 2.5(b) of the Company Disclosure Schedule, (ii) reflected in the Company Financial Statements or described in any notes thereto (or for which neither accrual nor footnote disclosure is required pursuant to GAAP), (iii) incurred in the ordinary course of business, consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, or (iv) pursuant to any Company obligations under any of the agreements listed in Section 2.24 of the Disclosure Schedule neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. The Company is not in default in respect of any terms or conditions of any indebtedness.


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

     (c) Other than changes in the usual and ordinary conduct of business since December 31, 2005, there have been, and at the Closing Date there will be, no material, adverse changes in the financial condition of the Company. Specifically, but, not by way of limitation, since its balance sheet of December 31, 2005 the Company has not, and prior to the Closing Date will not have:


          (i) Issued or sold any stock (except as reflected in Section 2.3(a) of the Disclosure Schedule), bond, options to purchase Company stock or other Company securities;


          (ii) Except for current liabilities incurred and obligations under contracts entered into in the ordinary course of business and except as set forth in Section 2.5(c)(ii) of the Company Disclosure Schedule, incurred any obligation or liability, whether absolute or contingent (in excess of $25,000 individually or in the aggregate);


          (iii) Except for current liabilities shown on the balance sheet as of December 31, 2005 and current liabilities incurred since that date in the ordinary course of business and except as set forth in Section 2.5(c)(iii) of the Company Disclosure Schedule, discharged or satisfied any lien or encumbrance, or paid any obligation or liability, absolute or contingent;


          (iv) Mortgaged, pledged or subjected to lien or any other encumbrance, any of its assets, tangible or intangible;


          (v) Sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;


          (vi) Canceled any debts or claims except as listed in Section 2.5(c)(vi) of the Company Disclosure Schedule;


          (vii) Sold, assigned, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;


          (viii) Suffered any extraordinary losses, been subjected to any strikes or other labor disturbances, or waived any rights of any substantial value;


          (ix) Except for transactions contemplated by this Agreement, entered into any transaction other than in the ordinary course of business;


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

          (x) Declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; or

          (xi) Made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business.


     (d) Subject to any changes that may have occurred in the ordinary and usual course of business, the assets of the Company at the Closing Date will be substantially those owned by it and shown on the Company Financial Statements.


     (e) Except to the extent that a reasonable allowance for uncollectible accounts has been established on its books and is reflected in the Company Financial Statements, all accounts receivable and notes receivable of the Company are current and collectible. Such accounts receivable of the Company have arisen in the ordinary course of business in arms-length transactions for goods actually sold and services actually performed or to be performed.


     (f) Except as set forth in Schedule 2.5(f) of the Company Disclosure Schedule, all inventory to be transferred to Purchaser pursuant to this Agreement is in good repair and saleable.


     (g) Prior to the Closing Date, the Company shall assign and transfer to Shareholders all of the Company's right, title and interest in and to the assets described in Section 2.5(g) of the Company Disclosure Schedule (collectively, the "Excluded Assets"). Purchaser acknowledges and agrees that none of the Excluded Assets, nor the rights, title or interests of the Company therein, shall be deemed to constitute a part of the Company or its assets, and that such assets will not be owned or retained by the Company at the Closing. Purchaser acknowledges and agrees that the Company may transfer or distribute the Excluded Assets at any time and from time to time prior to the Closing, and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other Transaction Document. The Shareholder Representative shall have access to and may contact Matthew Richman, who will include Anne Haley in discussions, following the Closing with respect to the collection and remittance of the receivables included in the Excluded Assets.


     SECTION 2.6. MATERIAL CONTRACTS.


     (a) Each Company Material Contract is valid and binding on and enforceable against the Company (or, to the extent a subsidiary is a party, such subsidiary) and each other party thereto and is in full force and effect. Except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach or default under any Company Material Contract. Except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries knows of, and has not received notice of, any violation or default under (nor, to the knowledge of the Shareholders, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to Purchaser true and complete copies of all Company Material Contracts.


     (b) As used in this Agreement, "COMPANY MATERIAL CONTRACTS" shall mean any contract, license agreement, commitment, lease, or restriction of any kind to which the Company is a party or by which the Company or any of its subsidiaries is bound or to which any of the Company's or any of its subsidiaries' assets are subject which involve payments to or from the Company of at least Twenty-Five Thousand Dollars ($25,000).


     SECTION 2.7. PERMITS; COMPLIANCE WITH APPLICABLE LAWS.


     (a) The Company owns and/or possesses all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company (the "Permits") as presently conducted. The Company is in compliance in all material respects with the terms of the Permits. All the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or threatened nor do grounds exist for any such action.


     (b) Except as set forth in Section 2.7(b) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company.


     (c) Except for filings with respect to Taxes, which are the subject of
Section 2.9 and not covered by this Section 2.7(c) and except as set forth in
Section 2.7(c) of the Company Disclosure Schedule, the Company and each of its subsidiaries has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the "Other Company Documents"), and have timely paid all fees and assessments, if any, due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company.

     SECTION 2.8. ABSENCE OF LITIGATION. Section 2.8 of the Company Disclosure Schedule contains a true and current summary description of each pending and, to the Shareholders' knowledge, threatened litigation, action, suit, case, proceeding, investigation or arbitration. Except as set forth in Section 2.8 of the Company Disclosure Schedule, no action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any person or Governmental Entity, in each case with respect to the Company or any of its subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of the Shareholders, threatened.


     SECTION 2.9. TAX MATTERS.


     (a) Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, the Company (i) filed with the appropriate Governmental Entities all United States federal and state income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) paid in full all United States federal income and other material Taxes required to have been paid by it; and (iii) made adequate provision for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Company Financial Statements are adequate for all Taxes accrued or accruable through the date of such statements.


     (b) Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, as of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company and the Company has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.


     (c) Except as set forth in Section 2.9(c) of the Company Disclosure Schedule, no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, the Company. There is no action, suit or audit now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company with respect to any material Tax.


     (d) The Company has not been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

     (e) No election under Section 341(f) of the Internal Revenue Code as from time to time amended (the "Code") has been made by the Company.


     (f) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to taxation by that jurisdiction.


     (g) Except as set forth in Section 2.9(g) of the Company Disclosure Schedule, the Company has made available to Purchaser correct and complete copies of (i) all of its material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three (3) years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company, and (iii) any closing letters or agreements entered into by the Company with any Governmental Entities within the past three (3) years with respect to Taxes.


     (h) Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the Company has not received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company, no such deficiency or assessment is proposed.


     (i) For purposes of this Agreement:

          (i) "TAX" or "TAXES" shall mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

          (ii) "Tax Return" shall mean any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendments thereof.

     SECTION 2.10. EMPLOYEE BENEFIT PLANS.


     (a) Section 2.10(a) of the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which (i) covers, is maintained for the benefit of, or relates to any or all current or former employees of the Company and any other entity ("ERISA Affiliate") related to the Company under Section 414(b), (c), (m) and (o) of the Code and (ii) is not a "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414 of the Code (the "EMPLOYEE PLANS").
Section 2.10 of the Company Disclosure Schedule identifies and includes but is not limited to each of the Employee Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.


     (b) With respect to each Employee Plan that has been qualified or is intended to be qualified under the Code or that is an "Employee Benefit Plan" within the meaning of Section 3.3 of ERISA, such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof).


     (c) Except as set forth in Section 2.10(c) of the Company Disclosure Schedule, with respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date. Subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums have been or will be paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date by the Closing Date. As of the date hereof, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.


     (d) The Company has no "multi-employer plans," as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414 ("Multi-Employer Plans"), and never has had any such plans.


     (e) With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Purchase or the transactions contemplated by this Agreement, and (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the knowledge of the Company, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan. To the knowledge of the Company, neither the Company, nor its directors, officers, employees nor any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plan. None of the Employee Plans is subject to any pending investigations or to the knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.


     (f) Except as set forth in Section 2.10(f) of the Company Disclosure Schedule, each of the Employee Plans is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Except as set forth in Section 2.10(f) of the Company Disclosure Schedule, all required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 4980B of the Code, have been appropriately given.


     (g) The Internal Revenue Service (the "IRS") has issued a favorable determination letter or opinion letter with respect to each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code that has not been revoked and, to the knowledge of the Shareholders, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.


     (h) With respect to each Employee Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any employee during the five (5)-year period ending on the last day of the most recent plan year end prior to the Closing Date, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (ii) to the knowledge of the Shareholders, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability and (iii) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.


     (i) Except as set forth in Section 2.10(i) of the Company Disclosure Schedule, no Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without consent. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of the Company.


     (j) No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.


     (k) To the extent that the Company is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company (i) during the past five (5) years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and (ii) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in Section 3(38) of ERISA, to enter into any transaction that would constitute a "prohibited transaction" under
Section 406 of ERISA or Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.


     (l) No person will be entitled to a "gross up" or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.


     (m) None of the Employee Plans have been completely or partially terminated and none has been the subject of a "reportable event" as that term is defined in
Section 4043 of ERISA. No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

     SECTION 2.11. LABOR MATTERS.


     (a) With respect to employees of the Company: (i) to the knowledge of the Shareholders, no senior executive or key employee has any plans to terminate employment with the Company or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Shareholders, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity;
(iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of Shareholders, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business; (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to commence or initiate any negotiations in respect of wages, hours, benefits, severance or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of the Shareholders, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.


     (b) Section 2.11(b) of the Company Disclosure Schedule lists the name, title, date of employment and current annual salary of each current salaried employee whose annual salary exceeds $100,000. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Employee Plan or other agreement, (ii) materially increase any benefits otherwise payable under any Employee Plan or other agreement, or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.


     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth all contracts, agreements, plans or arrangements covering any employee of the Company or its subsidiaries containing "change of control," "stay-put," transition, retention, severance or similar provisions, and sets forth the names and titles of all such employees, the amounts payable under such provisions, whether such provisions would become payable as a result of the Purchase and the transactions contemplated by this Agreement, and when such amounts would be payable to such employees, all of which are in writing, have heretofore been duly approved by the Company's Shareholders, and true and complete copies of all of which have heretofore been delivered to Purchaser. There is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.


     SECTION 2.12 ENVIRONMENTAL MATTERS. Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or are listed in Section 2.12 of the Company Disclosure Schedule:


     (a) COMPLIANCE. (i) The Company is in compliance in all material respects with all applicable Environmental Laws; (ii) the Company has not received any written communication from any person or governmental entity that alleges that the Company is not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases of Hazardous Substances by the Company or by any other party at any property currently or formerly owned or operated by the Company that occurred during the period of the Company's ownership or operation of such property.


     (b) ENVIRONMENTAL PERMITS. The Company has all Environmental Permits necessary for the conduct and operation of its business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company is in compliance with all terms and conditions of all such Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permits.


     (c) ENVIRONMENTAL CLAIMS. There are no Environmental Claims pending or, to the Company's knowledge, threatened, against the Company, or against any real or personal property or operation that the Company owns, leases or manages.


     (d) As used in this Agreement:


          (i) "Environmental Laws" shall mean any and all binding and applicable local, municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning (A) occupational, consumer and/or public health and safety, and/or (B) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether set forth in applicable law or applied in practice, whether to facilities such as those of the Company Properties in the jurisdictions in which the Company Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company or otherwise.


          (ii) "Environmental Permits" shall mean Permits required by Environmental Laws.


          (iii) "Hazardous Substances" shall mean any and all dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, computer component parts, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined to be potentially harmful to human health or the environment.


          (iv) "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.


     SECTION 2.13 INTELLECTUAL PROPERTY.


     (a) Section 2.13(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned or purported to be owned by the Company a complete and accurate list of all U.S. and foreign (i) patents and patent applications, (ii) trademarks and service marks which are registered or the subject of an application for registration and material unregistered trademarks or service marks , (iii) copyrights which are registered or the subject of an application for registration, and (iv) Internet domain names. The Company owns or has the valid right to use all patents and patent applications, patent rights, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, inventions, discoveries, trade secrets and other confidential information, know-how, proprietary processes, designs, processes, techniques, formulae, algorithms, models and methodologies, licenses, and all other proprietary rights (collectively, the "Intellectual Property") that it owns or purports to own or is licensed to Company in a manner sufficient for the conduct of the business of the Company as it currently is conducted. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.


     (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, all of the Intellectual Property owned or purported to be owned by the Company or any of its subsidiaries is free and clear of all Liens. The Company is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each patent and patent application and trademark, service mark and copyright which is registered or the subject of an application for registration that is listed in Section 2.13(a) of the Company Disclosure Schedule.


     (c) The patents, patent applications, trademarks, service marks and copyrights owned or purported to be owned by the Company which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world, if any, listed in Section 2.13(a) of the Company Disclosure Schedule are subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid. There is no pending or threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in
Section 2.13(a) of the Company Disclosure Schedule or against any other Intellectual Property used by the Company.


     (d) The conduct of the Company's business as currently conducted does not unlawfully infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate (i) any Intellectual Property owned or controlled by any third party ("Third Party Rights"), or (ii) the rights of any third party under any patent. The Company has not received any communication alleging or suggesting that the Company has been or may be engaged in, liable for or contributing to any infringement of any Third Party Rights, nor does the Company or the Shareholders have any reason to expect that any such communication will be forthcoming. There are no pending or threatened claims against the Company alleging that the operation of the business as currently conducted, infringes on or conflicts with any Third Party Rights.


     (e) To the Shareholders' knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned or purported to be owned by or licensed to or by the Company and no such claims have been made against a third party by the Company.

     (f) Each material item of Software which is used by the Company in connection with the operation of its business as currently conducted, is either
(i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (iii) used under rights granted to the Company pursuant to a written agreement, license or lease from a third party.


     (g) Section 2.13(g) of the Company Disclosure Schedule sets forth a complete list of all agreements under which the Company is granted rights to acquire or use the Intellectual Property of a third party (other than shrink-wrap or click on-downloadable general purpose software) (the "Company IP Agreements"). Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, the Company is not under any obligation to pay royalties or other payments in connection with any Company IP Agreement, nor restricted from assigning its rights respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Company IP Agreement. Each Company IP Agreement is in full force and effect and has not been amended. Neither the Company nor any other party thereto is in default or breach under any such Company IP Agreement. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of the Company IP Agreements and there is no breach or anticipated breach by any other party to any Company IP Agreement.


     (h) The Company does not sell any products that intentionally contain any "viruses," "time-bombs," "key-locks," or any other devices intentionally created that could disrupt or interfere with the operation of the products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any licensee or recipient.


     (i) The Company has not embedded any open source, copyleft or community source code in any of its Products which are generally available or in development, including but not limited to any libraries or code licensed under the GNU General Public License, GNU Lesser General Public License or similar license arrangement.


     SECTION 2.14 INSURANCE MATTERS. All policies providing insurance coverage as set forth in Section 2.14 of the Company Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no written or oral notice of cancellation or termination has been received and is outstanding.

     SECTION 2.15 TRANSACTIONS WITH AFFILIATES. Except as set forth on Section
2.15 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, loans, leases or other existing agreements between the Company, on the one hand, and any shareholder, member, officer, manager, employee or affiliate of the Company or any of the Shareholder affiliated companies, or any family member or affiliate of such member, officer, manager, employee or affiliate on the other hand.

     SECTION 2.16 VOTING REQUIREMENTS. The execution of this Agreement by Shareholders is the only action of the holders of any class or series of the Company's Shares required by applicable law and the Company's organizational instruments to duly effect such adoption.

     SECTION 2.17 BROKERS. Except for Veber Partners, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Shareholders. Shareholders shall be solely responsible for any fees charged by Veber Partners.

     SECTION 2.18 REAL PROPERTY.


     (a) The Company does not own any real properties and holds valid leaseholds in all real estate leased by it. Section 2.18(a) of the Company Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by the Company or any of its subsidiaries as lessee. With respect to each parcel of real property leased, subleased, or otherwise occupied or used by the Company or any of its subsidiaries as lessee, the Company or the applicable subsidiary has a valid leasehold interest or other right of use and occupancy, free and clear of any Liens on such leasehold interest or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company or the applicable subsidiary, except as do not materially affect the occupancy or uses of such property. The Company's agreement with respect to real property leased, subleased, or otherwise occupied or used by the Company as lessee is in full force and effect and has not been amended. Neither the Company nor any other party thereto is in material default or material breach under any such agreement. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of such agreement and, to the knowledge of the Company, there is no breach or anticipated breach by any other party to such agreements.


     (b) As used in this Agreement, Company Permitted Liens shall mean: (i) Any Lien reflected in Section 2.18(b)(i) of the Company Disclosure Schedule, (ii) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company,

(iii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iv) inchoate materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.


     SECTION 2.19 TANGIBLE PERSONAL PROPERTY. Except as would not materially impair the Company and its operations, the machinery, equipment, furniture, fixtures and other tangible personal property (the "Tangible Personal Property") owned, leased or used by the Company or any of its subsidiaries is in the aggregate sufficient and adequate to carry on business in all material respects as presently conducted and is, in the aggregate and in all material respects, in operating condition and repair, normal wear and tear excepted. The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to the Company, taken as a whole, free and clear of all Liens, other than the Company Permitted Liens as set forth in Section 2.18(b) of the Company Disclosure Schedule.

     SECTION 2.20 INVESTMENT COMPANY. The Company is not an investment company required to be registered as an investment company pursuant to the Investment Company Act.

     SECTION 2.21 BOARD APPROVAL. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, or by written consent as permitted by applicable law and governing documents, the Board of Directors of the Company, after full and deliberate consideration, unanimously (other than for directors who abstain) has (i) duly approved this Agreement and resolved that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company's shareholders,
(ii) resolved to unanimously recommend that the Company's shareholders approve the transactions contemplated hereby and (iii) directed that this Agreement be submitted for consideration by the holders of the Shares.


     SECTION 2.22 BOOKS AND RECORDS. The Company maintains and has in all material respects, maintained accurate books and records reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     SECTION 2.23 STATUS OF SHARES BEING TRANSFERRED. Subject to Section 2.23 of the Company Disclosure Schedule, the Shareholders own all of the issued and outstanding shares of capital stock of the Company. The Shareholders have full power to convey good and marketable title to their Shares, free of any liens, charges, or encumbrances of any nature.

     SECTION 2.24 CONTRACTS. Section 2.24 of the Company Disclosure Schedule lists the following contracts and other agreements to which Company is a party:

     (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

     (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Company, or involve consideration in excess of $25,000;

     (c) any agreement concerning a partnership or joint venture;

     (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness, or under which it has imposed a lien on any of its assets, tangible or intangible;

     (e) any agreement concerning confidentiality or noncompetition;

     (f) any agreement involving any of Company's Affiliates;

     (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

     (h) any collective bargaining agreement;

     (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

     (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

     (k) any agreement under which the consequences of a default or termination could have a material adverse effect; or

     (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

     Company has delivered to Purchaser a correct and complete copy of each written agreement listed in Section 2.24 of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.24 of the Company Disclosure Schedule. With respect to each such agreement, except as set forth in Section 2.24 of the Company Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     SECTION 2.25 GUARANTIES. Except as set forth in Section 2.25 of the Company Disclosure Schedule, Company is not a guarantor nor otherwise liable for any liability or obligation (including indebtedness) of any other person.

     SECTION 2.26 DISCLOSURE. None of the representations and warranties made by Shareholders in this Agreement and contained in any certificate or other instrument furnished or to be furnished to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement not misleading. Shareholders have not now and will not have, as of the Closing Date, intentionally withheld knowledge of any events, conditions, or facts known to the Shareholders, that will materially adversely affect the future business of the Company.

     SECTION 2.27 FORMER SHAREHOLDER SECURITY INTEREST. All amounts to be paid, whether fixed or contingent in nature, pursuant to either (a) that certain Stock Purchase Agreement dated November 29, 2002, among James C. Wilcox, Terry E. Furman, James Santmyer, Chen Chi Yuan, Tactix ReEngineering, Inc. and Tactix Acquisition Group, LLC, (b) that certain Option Exercise and Stock Purchase and Redemption Agreement dated as of November 29, 2002 among Terry E. Furman, Dave Watkins, William Bache, Wayne Beede, Tactix ReEngineering, Inc. and Tactix Acquisition Group, LLC, and (c) that Non-Negotiable Promissory Note dated as of November 29, 2002 by Tactix ReEngineering, Inc. to James C. Wilcox, Terry E. Furman, Chen Chi Yuan, James Santmyer, Dave Watkins, William Bache and Wayne Beede have been paid in full and no further amounts are due thereunder. That UCC Financing Statement filed pursuant to the Security and Subordination Agreement dated as of November 29, 2002 among the above named parties to secure the obligations of the above referenced agreements will be terminated not later than thirty (30) days after the Closing.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Shareholders as follows:

     SECTION 3.1 ORGANIZATION, STANDING AND CORPORATE POWER.

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and requisite authority to carry on its business as presently being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Purchaser.

     (b) Purchaser has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of Purchaser and its subsidiaries, each as in effect at the date of this Agreement.


     SECTION 3.2 AUTHORITY; NONCONTRAVENTION. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings required to be taken by or on the part of Purchaser to authorize Purchaser to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement, and the other agreements to be executed and delivered by Purchaser in connection herewith when so executed and delivered will constitute valid and binding agreements, of Purchaser.


     SECTION 3.3 VOTING REQUIREMENTS. No consent or approval of the holders of the outstanding shares of Purchaser Common Stock or any other class of Purchaser capital stock is required to approve the Purchase and the transactions contemplated by this Agreement under applicable law or the Purchaser's organizational instruments.

     SECTION 3.4 BROKERS. Except for Pagemill Partners, LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser shall be solely responsible for any fees charged by Pagemill Partners, LLC.

     SECTION 3.5 BOARD AND OTHER APPROVALS. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, or by written consent as permitted by applicable law and governing documents, the Board of Directors of Purchaser, after full and deliberate consideration, unanimously (other than for directors who abstain) has duly adopted this Agreement and resolved that the Purchase and the transactions contemplated hereby are fair to, advisable and in the best interests of Purchaser's Shareholders. The Board of Directors of Purchaser unanimously has duly approved this Agreement and has determined that the Purchase is advisable. Purchaser has obtained all other approvals or consents required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

     SECTION 3.6 ADDITIONAL REPRESENTATIONS.

     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

          (i) Breach (a) any provision of any of the governing documents of Purchaser or (b) any resolution adopted by the Board of Directors or the shareholders;

          (ii) Breach or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated herein, or to exercise any remedy or obtain any relief under any rule, ordinance, contract, order, decree, or agreement under any legally binding arrangement to which Purchaser is subject;

          (iii) Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or governmental authorization that is held by Purchaser or that otherwise relates to the business of Purchaser;

          (iv) Cause Shareholder or Company to become subject to, or to become liable for the payment of, any Tax, penalty or fine resulting from the contemplated transaction subsequent to the Closing Date; or

          (v) result in a violation or Breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound.

     SECTION 3.7 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or to the knowledge of Purchaser threatened against Purchaser or its Affiliates that is reasonably likely to or would prevent Purchaser from consummating the transactions contemplated herein. Purchaser is not subject to any outstanding order, writ, injunction or decree which in so far as can be reasonably foreseen, individually or in the aggregate, which now or in the future, would prevent Purchaser from consummating the transactions contemplated herein.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Closing Date, the Company shall conduct its business in the ordinary course and consistent with past practices. Except as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by Purchaser, in writing, after the date hereof and until the earlier of the termination of this Agreement or the Closing Date, the Company shall not:

     (a) amend or otherwise change its Certificate of Incorporation or bylaws;


     (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares, or any other ownership interest, thereof, or (ii) any of its assets, tangible or intangible;


     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to its shares;


     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares;


     (e) (i) acquire (including, without limitation, for cash or shares of stock, by Purchase, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other person, (ii) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or (iii) enter into any Company Material Contract;

     (f) make any capital expenditure in excess of $25,000 or enter into any contract or commitment therefore;


     (g) amend, terminate or extend any Company Material Contract;


     (h) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; or


     (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article III untrue or incorrect.


     SECTION 4.2 NOTICE OF CHANGES. Each of the Shareholders and the Company shall promptly advise the Purchaser orally and in writing to the extent it has knowledge of (i) any representation or warranty made by them contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by any of them to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any material agreement, arrangement, business or other relationship, in any material respect, with any of the Company's customers, suppliers or sales or design personnel; or (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on the Company or on the accuracy and completeness of its representations and warranties or the ability of the Shareholders or the Company to satisfy the conditions set forth in
Article VII; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and PROVIDED FURTHER that a failure to comply with this Section
4.2 shall not constitute a failure to be satisfied of any condition set forth in
Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VII to be satisfied.


     SECTION 4.3 NO SOLICITATION BY THE COMPANY.

     (a) The Company will promptly notify Purchaser after receipt of any offer or indication that any person is considering making an offer with respect to a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal and will keep Purchaser fully informed of the status and details of any such offer, indication or request. "Company Acquisition Proposal" means any proposal for a Purchase or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.


     (b) From the date hereof until the termination hereof pursuant to Section 8.1, the Company and the officers of the Company will not and the Company will use its best efforts to cause its directors, employees and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or indication of interest from any person or entity with respect to any Company Acquisition Proposal, (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or (iii) afford access to the properties, books or records of the Company to, any person or entity that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal.


     SECTION 4.4 CONDUCT OF BUSINESS BY PURCHASER. Purchaser will conduct its business in substantially the same manner as before.


     SECTION 4.5 TRANSITION. To the extent permitted by applicable law, Purchaser and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company and its subsidiaries with the businesses of Purchaser and its subsidiaries to be effective as of the Closing Date.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) The Company and Shareholders shall afford to Purchaser and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of Purchaser, reasonable access during normal business hours during the period prior to the Closing Date to all the Company's properties, books, contracts, commitments, personnel and records and, during such period, shall furnish promptly to Purchaser (i) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity, and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request.

     (b) The parties will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party and its subsidiaries furnished to it in connection with the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the receiving party, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources; PROVIDED that each party may disclose such information to its officers, directors, employees, consultants, advisors and agents in connection with the Purchase so long as such persons are informed of the confidential nature of such information and are directed to treat such information confidentially. Each parties' obligation to hold such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Notwithstanding any other provision of this Agreement, if this Agreement is terminated, such confidentiality shall be maintained and all confidential materials shall be destroyed or delivered to their owner, upon request. Notwithstanding any provisions of this Agreement to the contrary, this Agreement shall not be deemed to supersede, cancel or otherwise alter the Confidentiality Agreement until the Closing, at which time such Confidentiality Agreement shall be deemed superseded by the provisions herein.


     SECTION 5.2 COMMERCIALLY REASONABLE EFFORTS. Except where otherwise provided in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Purchase as soon as practicable after the satisfaction of the conditions set forth in Article VI hereof, PROVIDED that the foregoing shall not require the Company or Purchaser to take any action or agree to any condition that might, in the reasonable judgment of the Company or Purchaser, as the case may be, have a material adverse effect on the Company or Purchaser, respectively; and FURTHER PROVIDED, that any action and the cost thereof shall be borne by the party hereto on which the burden of compliance is placed in order to permit consummation of the transaction. By way of example and not limitation, if a Governmental Entity must grant a Requisite Regulatory Approval to a party hereto to permit said party to consummate this transaction, then said party must bear the cost and expense including but not limited to attorney fees, to attempt to obtain such Requisite Regulatory Approval, and the other party shall not have to participate in, contribute or otherwise pay any costs in obtaining such Requisite Regulatory Approval.

     SECTION 5.3 FEES AND EXPENSES. All costs, fees and expenses incurred in connection with the Purchase, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

     SECTION 5.4 PUBLIC ANNOUNCEMENTS. Purchaser, Shareholders and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with, and shall use reasonable efforts to agree on, any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Purchase, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law or court process (provided prior notice is given to the other party with a copy of any such disclosure). The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the Purchase, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.5 SHAREHOLDERS COVENANT NOT TO COMPETE. Without the prior written consent of the Purchaser's Chief Executive Officer, for a period of three (3) years after the Closing Date, each of the Shareholders listed on Schedule 5.5
(i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or Purchaser; and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or Purchaser. Each such Shareholder understands that the restrictions set forth in this Section 5.5 are intended to protect the Purchaser's and Company's interests in their respective Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean any business that provides the same or similar types of services or products as those currently provided by the Company in any geographic area now served or targeted by the Company which products or services compete with products or services then being offered by the Purchaser or the Company. Notwithstanding the foregoing, each of Shareholders may own up to two percent (2%) of the outstanding stock of a publicly held corporation that is engaged in a Competing Business.

     SECTION 5.6 SHAREHOLDER REPRESENTATIVE. The Shareholders hereby appoint John C. Wheeler as their Shareholder Representative pursuant to the terms of the Shareholder Representative Agreement attached hereto as Schedule 5.6. Purchaser shall be entitled to send notices and other communications after the Closing and in connection with any matter hereunder to the Shareholders by sending such communication to the Shareholder Representative, and the Shareholder Representative is expressly authorized to settle or compromise on behalf of all the Shareholders any dispute with or claims by the Purchaser hereunder.

     SECTION 5.7 NO TAX ELECTION. The Purchaser shall not make any election with respect to the Company under Section 338(h)(10) of the Internal Revenue Code without first providing for certain make whole payments to the Shareholders as approved in writing by the Shareholder Representative.


     SECTION 5.8 CANCELLATION OF LINSE OPTION. Prior to the Closing, the Company and Brian Linse shall cancel that certain option to purchase shares of Company stock held by Brian Linse (the "Linse Option"). Reference is made to Disclosure Schedule Section 4.1.


     SECTION 5.9 LANDLORD CONSENT. Following the Closing, the Shareholders shall obtain the consent of the landlord at 9020 SW Washington Square Road, Suite 500 to the change of control effected by the transaction and will indemnify the Purchaser against damages suffered if such consent is not obtained.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE PURCHASE. The respective obligation of each party to affect the Purchase is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Purchaser and the Company on or prior to the Closing Date of the following conditions:

     (a) BOARD AND SHAREHOLDER APPROVALS. Each of the Company and Purchaser shall have obtained the consent of its Board of Directors and Shareholders to the Purchase, this Agreement and the transactions contemplated hereby as in each case required.


     (b) GOVERNMENTAL AND REGULATORY APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Purchaser or any of their subsidiaries under applicable law or regulation to consummate the Purchase and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Purchaser's ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals"), provided that, the party which is required to procure such Requisite Regulatory Approvals shall bear the cost of such procurement.


     (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other

Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or materially delaying the consummation of the Purchase; PROVIDED, HOWEVER, that each of the parties shall have used its commercially reasonable efforts to have such Restraint lifted, vacated or rescinded, and; provided, further, that such efforts shall be all at the sole cost and expense of the party hereto which is the subject of the Restraint.


     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PURCHASER . The obligation of Purchaser to affect the Purchase is further subject to satisfaction or waiver as part of Closing or on or prior to the Closing Date of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties of the Shareholders set forth herein and in the Company Disclosure Schedule shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date). Purchaser shall have received a certificate from the Chief Executive Officer of the Company to the foregoing effect.


     (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company and the Shareholders shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing Date under this Agreement. Purchaser shall have received a certificate from the Chief Executive Officer of the Company to the foregoing effect.


     (c) REGULATORY CONDITION. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Purchase that requires the Company or any of its subsidiaries to be operated in a manner that would have a material adverse effect on the Company.

     (d) NO COMPANY MATERIAL ADVERSE EFFECT. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

     (e) EMPLOYMENT AGREEMENTS. Those persons listed on Schedule 6.2(e) shall have executed employment agreements, all in substantially the form attached hereto as Exhibit A.

     (f) SATISFACTORY COMPLETION OF DUE DILIGENCE. Purchaser shall have completed to its satisfaction legal, accounting and business due diligence as to the Company.

     (g) RESIGNATION OF DIRECTORS AND OFFICERS. There shall have been delivered to Purchaser the written resignations of the directors and officers of the Company.


     (h) CERTIFICATE OF GOOD STANDING. Purchaser shall have received prior to or at the Closing a certificate of good standing regarding the Company from the Secretary of State of the State of Oregon dated not more than fifteen (15) days prior to Closing.

     (i) The Company shall have delivered to Purchaser a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) no amendments to the Certificate of Incorporation (or other formation) of the Company as furnished to Purchaser (ii) the bylaws (or other organizational documents) of the Company; (iii) the resolutions of the board of directors (or other authorizing body) (or a duly authorized committee thereof) and shareholders, if applicable, of the Company authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement.


     (j) LEGAL OPINION. Purchaser shall have received an opinion of Tonkon Torp LLP, counsel to the Company and Shareholders, in substantially the form attached hereto as Exhibit B.


     (k) LINSE OPTION. The Linse Option shall have been cancelled.


     (l) THIRD PARTY CONSENTS. The Company shall have procured all of the third party consents specified in SECTION 2.4(E) OF THE COMPANY DISCLOSURE SCHEDULE.


     SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligation of the Shareholders to affect the Purchase is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth herein shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date). The Company shall have received a certificate from Purchaser to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement. The Company shall have received a certificate from Purchaser to the foregoing effect.


     (c) REGULATORY CONDITION. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Purchase that requires Purchaser or any of its subsidiaries to be operated in a manner that would have a material adverse effect on Purchaser.


     (d) NO PURCHASER MATERIAL ADVERSE EFFECT. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Purchaser.

     (e) EMPLOYMENT AGREEMENTS. The Company shall have executed the employment agreements for those persons listed on Schedule 6.2(e), all in substantially the form attached hereto as Exhibit A.


     (f) CERTIFICATE OF GOOD STANDING. Shareholder shall have received prior to or at the Closing a certificate of good standing regarding the Purchaser from the Secretary of State of the State of Nevada dated not more than fifteen (15) days prior to Closing.


     SECTION 6.4 FRUSTRATION OF CLOSING CONDITIONS. Neither Purchaser, Shareholders nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its own commercially reasonable efforts to consummate the Purchase and the other transactions contemplated by this Agreement, as required by and subject to Section 5.2.


                                   ARTICLE VII

                          INDEMNIFICATION; ARBITRATION

     SECTION 7.1. INDEMNIFICATION.

     (a) Subject to the limitations and compliance with the procedure set forth herein and in Section 7.2 below, Purchaser and its officers, directors and Affiliates (the "Purchaser Indemnified Parties") shall be indemnified and held harmless by the Shareholders, and each of them, jointly and severally (subject to the limitation set forth in subsection (e) below, against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Purchaser Loss" and collectively "Purchaser Losses") incurred by the Purchaser Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Company and/or Shareholders contained in this Agreement or (ii) any failure by Company and/or Shareholders to perform or comply with any covenant contained in this Agreement; PROVIDED that, except as specifically provided above or below, no Purchaser Indemnified Party shall be entitled to receive indemnification payments under clauses (i) and (ii) above with respect to any Purchaser Loss unless and until the aggregate deductible amount of the Purchaser Losses exceeds One Hundred Thousand Dollars ( $100,000) and then only to the extent of the Purchaser Losses in excess of such aggregate amount; and PROVIDED FURTHER that in determining the amount of any Purchaser Losses suffered by any Purchaser Indemnified Party which give rise to liability of Shareholders hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by such Purchaser Indemnified Party attributable to such Purchaser Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Purchaser Losses were incurred; and (y) the amount of any insurance benefits actually realized by such Purchaser Indemnified Party attributable to such Purchaser Losses or derived therefrom. It is expressly agreed that the One Hundred Thousand Dollar ($100,000) threshold amount referred to above shall not apply to losses related to any breach by the Company of its lending agreement with Silicon Valley Bank and that any such losses shall be indemnified in their entirety.

     (b) Shareholders (the "Seller Indemnified Parties") shall be indemnified and held harmless by Purchaser against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Seller Loss" and collectively "Seller Losses") incurred by the Seller Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Purchaser contained in this Agreement or (ii) any failure by Purchaser to perform or comply with any covenant contained in this Agreement; provided, that the Seller Indemnified Parties shall not be entitled to receive indemnification payments with respect to any Seller Loss under (i) or (ii) above unless and until the aggregate deductible amount of the Seller Losses exceeds One Hundred Thousand Dollars ($100,000) and then only to the extent of such Seller Losses in excess of such aggregate amount. In determining the amount of any Seller Losses suffered by any Seller Indemnified Party which give rise to liability of Purchaser hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by such Seller Indemnified Party attributable to such Seller Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Seller Losses were incurred; and (y) the amount of any insurance benefits actually realized by such Seller Indemnified Party attributable to such Seller Losses or derived therefrom.

     (c) Notwithstanding anything to the contrary herein, Shareholders' representations and warranties made herein, Shareholders' indemnification obligations for Purchaser Losses incurred by the Purchaser Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Shareholders contained in this Agreement, or any failure by Shareholders to perform or comply with any covenant contained in this Agreement, shall all terminate on August 31, 2008. Notwithstanding anything to the contrary herein, Purchaser's representations and warranties made herein, Purchaser's indemnification obligations for Seller Losses incurred by the Seller Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Purchaser contained in this Agreement, or any failure by Purchaser to perform or comply with any covenant contained in this Agreement, shall all terminate on August 31, 2008.

     (d) Anything herein to the contrary notwithstanding, and in all events, any claim for indemnification under this Agreement, whether as a Purchaser Loss, Purchaser Losses, Seller Loss or Seller Losses, shall be strictly limited to direct, actual damages, out-of-pocket costs, out-of-pocket expenses and out-of-pocket deficiencies arising out of, based upon or otherwise in respect of such breach or claim and shall in no event include special, consequential or punitive damages of any kind or nature arising out of or in connection with this Agreement, including but not limited to, loss of data or loss of business opportunities, even if one party hereto has been advised by the other party of same or is aware of the possibility of such damages.

     (e) In no event shall any Shareholder be liable hereunder for any amount in excess of amounts paid to the Shareholder under Section 1.2 above as the Shareholder's proportionate share of the total purchase price paid by Purchaser.

     (f) Notwithstanding anything to the contrary herein, the existence of this
Article VII and of the rights and restrictions set forth herein do not limit any legal remedy for claims based on common law fraud.

     (g) Any claim for the recovery of Seller Losses or Purchaser Losses shall be made by giving notice thereof in accordance with Section 7.2 below and, such notice shall be given prior to August 31, 2008.

     (h) Anything in this Agreement to the contrary notwithstanding, and in all events, prior to asserting any claim pursuant to the preceding provisions, the party seeking indemnification shall file, or cause to be filed, a claim with respect to the liabilities in question under any applicable insurance policies maintained by such party.

     SECTION 7.2 CLAIMS AND PROCEDURE

     (a) CLAIMS. Whenever any claim shall arise for indemnification, the party seeking indemnification hereunder (the "indemnified party") shall notify the party or parties from whom indemnification is sought (collectively, the "indemnifying party") of the claim pursuant to Section 7.2 (c) hereunder and, when known, the facts constituting the basis for such claim and the amount or estimate of the amount of the liability arising from such claim. The indemnified party shall not settle or compromise any claim by a third party for which the indemnified party is entitled to indemnification hereunder without the prior written consent of the indemnifying party unless (i) suit shall have been instituted against the indemnified party and (ii) the indemnifying party shall not have taken control of such suit as provided in Section 7.2 (b) within 25 days after notification thereof.

     (b) DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such claims or legal proceedings and at the indemnifying party's sole cost and expense shall take all reasonable steps necessary in the defense or settlement thereof. The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, if (a) the indemnifying party admits in writing its liability to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement, (b) concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement and obtains a full release of any liability of the indemnified party which is not conditioned upon any further payment and (c) such settlement would not otherwise have a material adverse effect on the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party shall be required to participate in the defense of any action by providing information necessary to permit the indemnified party to defend such action as indicated in (d) below and shall be advised of its status. In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section, if the indemnifying party did not assume the defense of any such claim or litigation, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such claim or litigation or the amount or nature of any such settlement.

     (c) NOTICE. In the event of any occurrence which may give rise to a claim by an indemnified party against an indemnifying party hereunder, the indemnified party will give notice thereof to the indemnifying party within twenty (20) days of the indemnified party becoming aware of events giving rise to the possibility of a right to indemnification and the first opportunity to reduce, remedy or incur the damages or potential damages caused by such occurrence; PROVIDED, HOWEVER, that failure of the indemnified party to timely give the notice provided in this Section 7.2 (c) shall not be a defense to the liability of an indemnifying party for such claim, but such indemnifying party may recover from the indemnified party any actual damages arising from the indemnified party's failure to give such timely notice; provided, further that Purchaser may take preemptive legal action of a pressing nature, with respect to a third party Claim, only after providing notice to the Shareholders in the manner provided for in Section 9.2 hereof.

     (d) ACCESS TO INFORMATION. Regardless of which party shall assume the defense of a claim, each party shall provide to the other parties, upon written request, all information and documentation in the possession or control of such party and reasonably necessary to support and verify any Purchaser or Seller Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in such party's possession or control which would have a bearing on such claim.

     (e) TAX AUDITS. Notwithstanding any provision to the contrary contained herein, in all events Shareholder shall be permitted to retain legal counsel, accountants, and any and all professional assistance Shareholder desires, (all at Shareholder's sole cost and expense) to defend against any audits involving taxes relating to the time during which Shareholder owned the Company. Purchaser agrees to give Seller notice in the event Purchaser has received notice of any such tax audit.


     SECTION 7.3 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), shall be settled by binding arbitration. Any such arbitration proceeding shall be conducted by one arbitrator mutually agreeable to Shareholders and Purchaser. In the event that within forty-five (45) days after submission of any Dispute to arbitration, Shareholders and Purchaser cannot mutually agree on one arbitrator, Shareholders and Purchaser shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator who will arbitrate the case on his own. The agreed upon arbitrator or the third arbitrator, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or third arbitrator, as the case may be, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator or the third arbitrator, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or third arbitrator, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Denver, Colorado if initiated by the Shareholders and in Portland, Oregon if initiated by the Purchaser, under the rules then in effect of Judicial Arbitration and Mediation Services. The substantially non-prevailing party shall pay all expenses relating to the arbitration, including without limitation, the respective expenses of each party, the fees of each arbitrator and applicable administrative fees.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written consent of Purchaser and the Shareholders;


     (b) by either Purchaser or the Shareholders;


          (i) if the Purchase shall not have been consummated at or prior to 5:00 p.m., Denver, CO, time, on September 15, 2006, PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Purchase to be consummated by such time and date; provided further that either party may extend the Closing Date by notice to the other to a date not later than September 30, 2006.


          (ii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) (ii) shall have used its commercially reasonable efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed;


          (iii) if any Governmental Entity that must grant a Requisite Regulatory Approval shall have denied the applicable Requisite Regulatory Approval and such denial shall have become final and nonappealable; or


     (c) by Purchaser, if the Shareholders or the Company shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is either incapable of being cured by the Company or the Shareholders, or if curable, is not cured within 15 days of receipt from Purchaser of written notice thereof; or


     (d) by the Shareholders, if Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (ii) is either incapable of being cured by Purchaser or, if curable, is not cured within 15 days of receipt from the Company of written notice thereof.

     The party desiring to terminate this Agreement pursuant to this Section 8.1 shall provide written notice of such termination to the other party in accordance with

Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected.

     SECTION 8.2 EFFECT OF TERMINATION.

     (a) If this Agreement is terminated as provided in Section 8.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Purchaser or the Shareholders; PROVIDED, HOWEVER, that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party. Notwithstanding the foregoing, the provisions of this
Article VIII, Section 5.1(b), Section 5.3, Section 5.4, Section 9.8 and Section
9.11 shall survive any termination of this Agreement.


     (b) Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article VI hereof for its benefit have not been satisfied, Purchaser, Shareholder or the Company (as applicable) shall have the right to waive the satisfaction thereof and to proceed with the transactions contemplated hereby.


     SECTION 8.3 AMENDMENT. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

     SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of two
(2) years. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

     SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Purchaser, to:

                  Incentra Solutions, Inc.
                  1140 Pearl Street
                  Boulder, Colorado  80302
                  Fax No.: (303) 440-7114
                  Attention: Thomas P. Sweeney III

                  with a copy (which shall not constitute notice pursuant to this Section 9.2) to:

                  Law Offices of Karl Reed Guest
                  Attn:  Reed Guest, Esq.
                  94 Underhill Road
                  Orinda, CA 94563
                  Fax No.: (925) 254-9226.

                  (b) if to the Shareholders, to:

                  John C. Wheeler
                  1300 SW Fifth Avenue
                  Suite 2009
                  Portland, OR 97201

                  with a copy (which shall not constitute notice pursuant to this Section 9.2) to:
                  Ronald L. Greenman
                  Tonkon Torp LLP
                  1600 Pioneer Tower
                  888 SW Fifth Avenue
                  Portland, OR 97204-2099
                  Fax:  (503) 972-3706


     SECTION 9.3 DEFINITIONS. For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

     (b) "encumbrances" shall mean Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.


     (c) "knowledge" means, (i) with respect to the Shareholders, the actual knowledge, of any of the Shareholders or of the Company's executive officers and
(ii) with respect to Purchaser, the actual knowledge, of any of Purchaser's executive officers.


     (d) "material adverse change" or "material adverse effect" means, when used in reference to the Company or Purchaser, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of such party and its subsidiaries, considered as an entirety.


     (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.


     (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.


     SECTION 9.4 INTERPRETATION. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     SECTION 9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

     SECTION 9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein, but excluding the Confidentiality Agreement to the extent stated herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and; (b) except for the provisions of Section 6.4 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies; and (c) all Exhibits and Schedules to this Agreement are incorporated into this Agreement by reference.

     SECTION 9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

     SECTION 9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a reasonably acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.11 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If any litigation or arbitration shall be commenced to enforce, or relating to, any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys fees and reimbursement of such other costs as it incurs in prosecuting or defending such litigation. For purposes of this section, "prevailing party" shall include a party awarded injunctive relief or a party prevailing based upon final, unappealable order.

            [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, Shareholders, and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                 INCENTRA SOLUTIONS, INC.

                                                 By /s/ THOMAS P. SWEENEY III
                                                    -------------------------
                                                 Name:  Thomas P. Sweeney III
                                                 Title: Chief Executive Officer



                                                 SHAREHOLDERS:




                                                 /s/ JOHN C. WHEELER
                                                 --------------------
                                                 John C. Wheeler



                                                 /s/ DAVID BANY
                                                 --------------------
                                                 David Bany




                                                 /s/GAYLE L. VEBER
                                                 --------------------
                                                 Gayle L. Veber



                                                 /s/ KATHLEEN BROGDON
                                                 --------------------
                                                 Kathleen Brogdon



                                                 /s/ STEVE THOELE
                                                 --------------------
                                                 Steven Thoele


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